Exhibit 99.1

2941 Fairview Park Drive Suite 100 Falls Church, VA 22042-4513 www.generaldynamics.com	News

April 25, 2007

Contact: Rob Doolittle

Tel: 703 876 3199

Fax: 703 876 3555

rdoolitt@generaldynamics.com

General Dynamics Reports Strong Earnings, Revenue Growth in First Quarter 2007

– Earnings from continuing operations, revenues increase 14 percent

– Sales growth reflects strong demand for Aerospace, Combat Systems products

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) today reported first-quarter 2007 earnings from continuing operations of $440 million, or $1.07 per share on a fully diluted basis. Revenues increased to $6.3 billion in the quarter. The results represent a 13.7 percent increase in earnings from continuing operations and a 13.6 percent increase in revenues over the first quarter of 2006.

Cash

Net cash provided by operating activities from continuing operations in the quarter totaled $522 million. Free cash flow from operations, defined as net cash provided by operating activities from continuing operations less capital expenditures, was $469 million for the period.

Backlog

The company’s funded backlog grew by approximately $500 million in the first quarter of 2007, to $34.5 billion. Total backlog at the end of the quarter was $43.6 billion, essentially unchanged from the end of the fourth quarter of 2006. Compared to the year-ago period, funded backlog grew by more than 18 percent, and total backlog grew by 8.6 percent.

Margins

Company-wide operating margins for the first quarter of 2007 increased by 10 basis points over the first quarter of 2006, to 10.8 percent.

– more –

Net Earnings

Net earnings for the first quarter of 2007 were $434 million, compared to $374 million in the first quarter of 2006. Net earnings include the operating results of the company’s coal mining business, which is for sale and reported as discontinued operations.

“General Dynamics’ performance in the first quarter of 2007 was very strong,” said company Chairman and Chief Executive Officer Nicholas D. Chabraja. “Revenue and earnings grew substantially over the first quarter of 2006 and significant orders in Aerospace and Combat Systems, demonstrating persistent demand for each group’s products, contributed to the strength of the backlog. Information Systems and Technology maintained its double-digit margin rate, and the Marine Systems group continued to show margin improvement year-over-year. Free cash flow from operations in the quarter of $469 million, or 107 percent of earnings from continuing operations, once again represents a very efficient conversion of earnings into cash.”

Operational highlights in the quarter include record sales of nearly $1.1 billion in the Aerospace segment, an increase of 17.8 percent over first-quarter 2006, reflecting higher quantities of green-aircraft deliveries and new-aircraft completions compared to last year. In addition, Combat Systems was awarded significant orders for new vehicles, vehicle repair and logistics support services, and rockets and ammunition in the quarter.

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 82,600 people worldwide. The company is a market leader in business aviation; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and information systems and technologies. More information about the company is available on the Internet at www.generaldynamics.com.

Certain statements made in this press release, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on management’s expectations, estimates, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in the company’s filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

All forward-looking statements speak only as of the date they were made. The company does not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

– more –

WEBCAST INFORMATION: General Dynamics will webcast its first-quarter securities analyst conference call, scheduled for 11 a.m. Eastern Time on Wednesday, April 25, 2007. The webcast will be a listen-only audio event, available at www.generaldynamics.com. A Real Audio™ player or Windows Media™ player is required to access the webcast; information about downloading those players is available on the company’s website. An on-demand replay of the webcast will be available by 2 p.m. April 25 and will continue for 12 months. To hear a recording of the conference call by telephone, please call 888-286-8010; passcode 58734122. It will be available from 2 p.m. April 25 until midnight May 2, 2007.

– more–

CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)

DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS

	First Quarter		Variance
	2007	2006	$	%
NET SALES	$6,300	$5,546	$754	13.6%
OPERATING COSTS AND EXPENSES	5,619	4,950	(669)

OPERATING EARNINGS	681	596	85	14.3%
Interest, Net	(26)	(17)	(9)
Other, Net	1	—	1

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	656	579	77	13.3%
Provision for Income Taxes	216	192	(24)

EARNINGS FROM CONTINUING OPERATIONS	$440	$387	$53	13.7%

Discontinued Operations, Net of Tax	(6)	(13)	7

NET EARNINGS	$434	$374	$60	16.0%

EARNINGS PER SHARE - BASIC
Continuing Operations	$1.08	$0.96	$0.12	12.5%
Discontinued Operations	$(0.01)	$(0.03)	$0.02

Net Earnings	$1.07	$0.93	$0.14	15.1%

BASIC WEIGHTED AVERAGE
SHARES OUTSTANDING (IN MILLIONS)	405.6	401.5

EARNINGS PER SHARE - DILUTED
Continuing Operations	$1.07	$0.95	$0.12	12.6%
Discontinued Operations	$(0.01)	$(0.03)	$0.02

Net Earnings	$1.06	$0.92	$0.14	15.2%

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING (IN MILLIONS)	409.4	404.5

Exhibit A

– more –

NET SALES AND OPERATING EARNINGS BY SEGMENT (UNAUDITED)

DOLLARS IN MILLIONS

	First Quarter		Variance
	2007	2006	$	%
NET SALES:
AEROSPACE	$1,094	$929	$165	17.8%
COMBAT SYSTEMS	1,568	1,369	199	14.5%
MARINE SYSTEMS	1,257	1,275	(18)	(1.4)%
INFORMATION SYSTEMS AND TECHNOLOGY	2,381	1,973	408	20.7%

TOTAL	$6,300	$5,546	$754	13.6%

OPERATING EARNINGS:
AEROSPACE	$173	$145	$28	19.3%
COMBAT SYSTEMS	174	147	27	18.4%
MARINE SYSTEMS	98	97	1	1.0%
INFORMATION SYSTEMS AND TECHNOLOGY	250	220	30	13.6%
CORPORATE	(14)	(13)	(1)

TOTAL	$681	$596	$85	14.3%

OPERATING MARGINS:
AEROSPACE	15.8%	15.6%
COMBAT SYSTEMS	11.1%	10.7%
MARINE SYSTEMS	7.8%	7.6%
INFORMATION SYSTEMS AND TECHNOLOGY	10.5%	11.2%
TOTAL	10.8%	10.7%

Exhibit B

– more –

PRELIMINARY CONSOLIDATED BALANCE SHEET (UNAUDITED)

DOLLARS IN MILLIONS

	April 1, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and equivalents	$1,492	$1,604
Accounts receivable	2,304	2,341
Contracts in process	4,160	3,988
Inventories	1,604	1,484
Other current assets	398	463

Total Current Assets	9,958	9,880

Noncurrent Assets:
Property, plant and equipment, net	2,223	2,168
Intangible assets, net	1,239	1,184
Goodwill	8,629	8,541
Other assets	683	603

Total Noncurrent Assets	12,774	12,496

	$22,732	$22,376

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-term debt and current portion of long-term debt	$8	$7
Accounts payable	1,924	1,956
Customer advances and deposits	2,870	2,949
Other current liabilities	2,867	2,912

Total Current Liabilities	7,669	7,824

Noncurrent Liabilities:
Long-term debt	2,782	2,774
Other liabilities	2,206	1,951
Commitments and contingencies

Total Noncurrent Liabilities	4,988	4,725

Shareholders’ Equity:
Common stock	482	482
Surplus	953	880
Retained earnings	10,093	9,769
Treasury stock	(1,613)	(1,455)
Accumulated other comprehensive income	160	151

Total Shareholders’ Equity	10,075	9,827

	$22,732	$22,376

Exhibit C

– more –

PRELIMINARY CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

DOLLARS IN MILLIONS

	Three Months Ended
	April 1, 2007	April 2, 2006
Cash Flows from Operating Activities:
Net earnings	$434	$374
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	62	55
Amortization	39	27
Stock-based compensation expense	19	16
Excess tax benefit from stock-based compensation	(18)	(18)
Deferred income tax provision (benefit)	24	(18)
Discontinued operations, net of tax	6	13
(Increase) decrease in assets, net of effects of business acquisitions:
Accounts receivable	74	309
Contracts in process	(119)	(229)
Inventories	(92)	(143)
Increase (decrease) in liabilities, net of effects of business acquisitions:
Accounts payable	(54)	14
Customer advances and deposits	90	(101)
Income taxes payable	152	166
Other current liabilities	(85)	27
Other, net	(10)	(22)

Net Cash Provided by Operating Activities from Continuing Operations	522	470
Net Cash Used by Discontinued Operations - Operating Activities	(9)	(5)

Net Cash Provided by Operating Activities	513	465

Cash Flows from Investing Activities:
Business acquisitions, net of cash acquired	(298)	(153)
Capital expenditures	(53)	(53)
Other, net	10	(7)

Net Cash Used by Investing Activities	(341)	(213)

Cash Flows from Financing Activities:
Purchases of common stock	(153)	(18)
Dividends paid	(93)	(80)
Proceeds from option exercises	58	101
Excess tax benefit from stock-based compensation	18	18
Other, net	(114)	(5)

Net Cash (Used) Provided by Financing Activities	(284)	16

Net (Decrease) Increase in Cash and Equivalents	(112)	268
Cash and Equivalents at Beginning of Period	1,604	2,331

Cash and Equivalents at End of Period	$1,492	$2,599

Exhibit D

– more –

BACKLOG (UNAUDITED)

DOLLARS IN MILLIONS

	Funded	Unfunded	Total Backlog	Potential Contract Value*	Total Estimated Contract Value
First Quarter 2007
AEROSPACE	$7,716	$730	$8,446	$964	$9,410
COMBAT SYSTEMS	10,550	1,809	12,359	1,818	14,177
MARINE SYSTEMS	8,927	4,445	13,372	237	13,609
INFORMATION SYSTEMS AND TECHNOLOGY	7,343	2,111	9,454	7,998	17,452

TOTAL	$34,536	$9,095	$43,631	$11,017	$54,648

Fourth Quarter 2006
AEROSPACE	$6,941	$752	$7,693	$964	$8,657
COMBAT SYSTEMS	10,086	1,883	11,969	1,855	13,824
MARINE SYSTEMS	9,449	4,576	14,025	1,052	15,077
INFORMATION SYSTEMS AND TECHNOLOGY	7,548	2,432	9,980	9,218	19,198

TOTAL	$34,024	$9,643	$43,667	$13,089	$56,756

First Quarter 2006
AEROSPACE	$5,798	$757	$6,555	$1,445	$8,000
COMBAT SYSTEMS	7,563	2,202	9,765	1,183	10,948
MARINE SYSTEMS	9,545	5,440	14,985	1,872	16,857
INFORMATION SYSTEMS AND TECHNOLOGY	6,322	2,535	8,857	5,968	14,825

TOTAL	$29,228	$10,934	$40,162	$10,468	$50,630

*	The potential contract value represents management’s estimate of the company’s future contract value under indefinite delivery, indefinite quantity (IDIQ) contracts and unexercised options associated with existing firm contracts. Because the value in the IDIQ arrangements is subject to the customer’s future exercise of an indeterminate quantity of delivery orders, the company recognizes these contracts in backlog only when they are funded. Unexercised options are recognized in backlog when the customer exercises the options and establishes a firm order.

Exhibit E

– more –

FIRST QUARTER 2007 SIGNIFICANT ORDERS (UNAUDITED)

DOLLARS IN MILLIONS

General Dynamics received the following significant U.S. government contract orders during the first quarter of 2007:

Combat Systems

•	Combined orders worth a total of $158 from the U.S. Army to continue the contractor logistics support for the Stryker wheeled combat vehicle program.

•	$149 from the Army for the production of Hydra-70 (2.75-inch) rockets. This order brings the total contract value to date to over $500. The contract has a potential value of $900.

•	$144 from the U.S. Marine Corps to continue the System Development and Demonstration phase of the Expeditionary Fighting Vehicle program.

•	Combined orders worth a total of $122 from the Army to repair Stryker wheeled combat vehicles returning from battle.

•	$78 from the Army for the production of small-caliber ammunition. This award brings the total contract value to date to approximately $460.

•	$77 from the Army to provide 169 RG-31 Mk5 mine-protected vehicles.

Marine Systems

•	$257 from the U.S. Navy to complete the detail design of the DDG 1000 Zumwalt-class destroyer.

•

A contract from the Navy for the maintenance and repair of LHA- and LHD-class amphibious assault ships. The contract has a potential value of $400, including options to extend the contract through 2013.

Information Systems and Technology

•	Various orders aggregating to a total value of more than $2 billion.

Exhibit F

– more –

AIRCRAFT DELIVERIES (UNAUDITED)

	First Quarter
	2007	2006
GREEN (UNITS):
LARGE AIRCRAFT	19	18
MID-SIZE AIRCRAFT	11	7

TOTAL	30	25

COMPLETIONS (UNITS):
LARGE AIRCRAFT	20	16
MID-SIZE AIRCRAFT	10	7

TOTAL	30	23

PRE-OWNED:
UNITS	2	3

SALES (millions)	$21	$33
OPERATING EARNINGS (millions)	$2	$—

AEROSPACE MARGINS EXCLUDING PRE-OWNED ACTIVITY	15.9%	16.2%

Exhibit G

– more –

PRELIMINARY FINANCIAL INFORMATION (UNAUDITED)

DOLLARS IN MILLIONS EXCEPT PER SHARE AND EMPLOYEE AMOUNTS

	First Quarter 2007	First Quarter 2006
Non-GAAP Financial Measures:
Free Cash Flow from Operations:
Net Cash Provided by Operating Activities from Continuing Operations	$522	$470
Capital Expenditures	(53)	(53)

Free Cash Flow from Operations (A)	$469	$417

Return on Invested Capital:
Earnings from Continuing Operations	$1,763	$1,487
After-Tax Interest Expense	104	101
After-Tax Amortization Expense	98	68

Net Operating Profit after Taxes	1,965	1,656
Average Debt and Equity	12,507	11,202

Return on Invested Capital (B)	15.7%	14.8%

Other Financial Information:
Debt-to-Equity (C)	27.7%	38.8%
Debt-to-Capital (D)	21.7%	28.0%
Book Value per Share (E)	$24.90	$20.99
Total Taxes Paid	$26	$29
Company Sponsored R&D (F)	$95	$83
Employment	82,600	72,200
Sales Per Employee (G)	$308,900	$308,800
Shares Outstanding	404,665,744	403,340,055

(A)	The company’s management believes free cash flow from operations is a measurement that is useful to investors, because it portrays the company’s ability to generate cash from its core businesses for such purposes as repaying maturing debt, funding business acquisitions and paying dividends. The company uses free cash flow from operations to assess the quality of its earnings and as a performance measure in evaluating management. The most directly comparable GAAP measure to free cash flow from operations is net cash provided by operating activities from continuing operations.

(B)	The company’s management believes return on invested capital is a measurement that is useful to investors, because it reflects the company’s ability to generate returns from the capital it has deployed in its operations. The company uses ROIC to evaluate investment decisions and as a performance measure in evaluating management. The company defines ROIC as net operating profit after taxes for the latest 12-month period divided by the sum of the average debt and shareholders’ equity for the same period. The most directly comparable GAAP measure to net operating profit after taxes is earnings from continuing operations. Net operating profit after taxes is defined as earnings from continuing operations plus after-tax interest and amortization expense.

(C)	Debt-to-equity ratio is calculated as total debt divided by total equity as of the end of the period.

(D)	Debt-to-capital ratio is calculated as total debt divided by total debt plus total equity as of the end of the period.

(E)	Book value per share is calculated as total equity divided by total outstanding shares as of the end of the period.

(F)	Includes independent research and development and bid and proposal costs and Gulfstream product development costs.

(G)	Sales per employee is calculated by dividing net sales for the latest 12-month period by the company’s average number of employees during that period.

Exhibit H